Calculation of Filing Fee Table
Form S-3
(Form Type)
National CineMedia, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	457(a)	107,778,512 shares	$1.19	$128,256,429	0.0000927	$11,889
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts					$128,256,429		$11,889 (3)
	Total Fees Previously Paid							—
	Total Fee Offsets							$11,889 (3)
	Net Fee Due							$0
(1)Represents 90,329,240 of shares of Common Stock currently issuable upon exchange of National CineMedia, LLC’s common membership units at the ratio of one common membership unit for one share of Common Stock and 17,449,272 shares of Common Stock that are currently outstanding. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low sales prices of the registrant’s Common Stock on May 26, 2022, as reported on the Nasdaq Global Select Market.
(3)As set forth in Table 2 below, pursuant to Rule 457(p) under the Securities Act, the registrant is offsetting $11,889 of the fees associated with this registration statement from the filing fee previously paid by the registrant associated with the unsold shares of Common Stock registered on the registrant’s Registration Statement on Form S-3 (FIle No. 33-238015) filed on May 5, 2020, with the source of such fee offset the registrant's Registration Statement on Form S-3ASR (File No. 333-200976) filed on December 16, 2014 (together, the “Prior Registration Statements”), which offering will be terminated upon the effectiveness of this registration statement. No shares of Common Stock were sold under the Prior Registration Statements. If the registrant sells any shares of Common Stock pursuant to the Prior Registration Statements after the date of the initial filing, and prior to the date of effectiveness, of this registration statement, the registrant will file a pre-effective amendment to this registration statement to update the amount of the fee offset.

Table 2: Fee Offset Claims and Sources

	Registrant of Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fees Offset Claims		—	—	—		—
Fees Offset Sources	—	—	—		—						—
Rule 457(p)
Fee Offset Claims	National CineMedia, Inc.	S-3	333-238015	May 5, 2020		$32,971	Equity	Common Stock, par value $0.01 per share	(3)	(3)
Fees Offset Sources	National CineMedia, Inc.	S-3ASR	333-176055		August 4, 2011						$45,157.67